UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 17, 2006

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Director Compensation

On July 17, 2006, the Board of Directors (the “Board) of Husker Ag, LLC (the “Company”) amended the current Board compensation policy by increasing the per meeting fee paid to directors for attendance at any Board meetings if the director is present in person at the meeting through adjournment from $400 to $600 per meeting for the Board Chairperson, from $300 to $500 per meeting for the other officers of the Company, and from $300 to $400 per meeting for all other directors; otherwise, the director is paid $200 per meeting attended which includes attendance via telephone conference.

The Board also increased the per meeting fee paid to directors for attendance at a committee meeting from $100 to $200 per committee meeting attended in person, and from $50 to $100 per committee meeting attended via telephone conference.

All of the increases are effective August 1, 2006.

In addition, the Board approved a payment to the Company’s former Chairman of the Board, Fredrick J. Knievel, in the amount of $1,200. This additional compensation is for Mr. Knievel’s services to the Company as Chairman during 2006.

General Manager’s Participation in Company’s Bonus Program

On July 17, 2006, the Board also authorized the addition of General Manager Seth Harder to the Company’s existing employee incentive bonus program (the “Bonus Program”). The Bonus Program is an incentive program for the Company’s employees whereby an amount equal to one percent (1.0%) of the Company’s net income is generally divided equally between the employees on a quarterly basis. The bonus is allocated equally to all employees except that the formula allows a somewhat greater allocation to hourly workers who work overtime during the quarter. The bonus is paid directly to the employees pursuant to the Company’s usual payroll system and it is subject to tax and other withholding as required by law. The General Manager has not recently participated in the Bonus Program because the Board of Directors had determined that the General Manager’s bonus should be calculated separately from the other employees.

Mr. Harder requested that he be added to the Bonus Program in lieu of separate and distinct bonuses to him in the future. Beginning the third quarter of 2006, Mr. Harder will be added to the Bonus Program and will receive a quarterly bonus equal to all other non-hourly employees.

Mr. Harder has been the General Manager of the Company since January 1, 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Director

On July 17, 2006, O. Wayne Mitchell informed the Board of Directors of the Company that he was resigning from the Board in order to focus on other commitments. Mr. Mitchell’s resignation was effective July 21, 2006, subject to written notification of his resignation to the Company in accordance with the Company’s Operating Agreement.

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Election of Executive Officers

On July 17, 2006, the Board of Directors elected the following executive officers:

Name	Title
Mike Kinney	Chairman of the Board and President
Kent A. Friedrich	Vice Chairman of the Board and Vice President
Leonard Wostrel	Secretary
Robert E. Brummels	Treasurer

Each of these officers will hold office until a successor is duly elected and qualified which is expected to be at the first meeting of the Directors following the 2007 Annual Meeting of Members. None of the aforementioned officers are under any written contract to provide services to Husker Ag nor have they received any compensation from Husker Ag other than payment of directors’ fees. Husker Ag reimburses its officers for expenses incurred relating to services rendered on its behalf.

Mike Kinney replaces Fredrick J. Knievel as Chairman of the Board. He had previously served as the Company’s Vice-Chairman and Vice-President since June 29, 2004. Kent A. Friedrich has been elected as an officer of the Company for the first time and he replaces Mike Kinney as Vice-Chairman. Leonard Wostrel and Robert E. Brummels were re-elected as Secretary and Treasurer, respectively.

The following information is required to be disclosed for Mr. Kinney as the Company’s new Chairman and for Mr. Friedrich as a new officer of the Company:

Mike Kinney, 49, has been employed by Kinney, Inc., which is a family farm corporation located near Elgin, Nebraska, since 1974. He is currently serving as Vice President of Kinney, Inc. Mr. Kinney is also a partner in Kinney Bros., a farming operation. Mr. Kinney has been a Director of the Company since its commencement in 2000.

Kent A. Friedrich, 43, of Plainview, Nebraska, has worked as an investment representative for an Edward Jones investment office in Norfolk, Nebraska, since 2002. From 2000 to 2002, Mr. Friedrich worked as an investment representative for Heritage Financial. He has previously served as an Associate Director for Battle Creek Farmers Co-op and on the nominating committee for Farm Credit Services. Mr. Friedrich and his wife have operated a farming operation for over 20 years in the Plainview area. Mr. Friedrich has been a Director of the Company since 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: July 21, 2006	By:	/s/ Mike Kinney
Mike Kinney
Chairman of the Board